Exhibit 10.1

AMENDMENT LETTER

Reference is made to the Transition and Consulting Agreement (the “Original Agreement”) entered into as of April 2, 2024, by and between The Greenbrier Companies, Inc. (the “Company”) and Adrian J. Downes (“Downes”). The Company and Downes hereby amend the Original Agreement as follows:

1.
The Original Agreement is hereby amended so that “Consulting Term” means the period commencing immediately following the expiration of the Employment Term (as defined in the Original Agreement) and continuing until October 31, 2025;
2.
Section 2.3 of the Original Agreement is hereby amended so that, for the portion of the Consulting Term on and after April 1, 2025, Downes will be available at reasonable times and in a reasonable manner for up to 20 hours per calendar month to assist the Company as set forth in Section 2.3 of the Original Agreement; and
3.
Section 3.1(a) of the Original Agreement is hereby amended so that, for the portion of the Consulting Term on and after April 1, 2025, Downes will no longer receive a base salary and, instead, will receive a consulting fee at the rate of $1,000 per month.

The terms and conditions of the Original Agreement will continue in full force and effect, except as amended by this Amendment Letter.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment Letter as of the date set forth below.

THE GREENBRIER COMPANIES, INC. /s/ Christian M. Lucky /s/ Adrian J. Downes
By: Christian M. Lucky	Adrian J. Downes
Title: Chief Legal and Compliance Officer
Dated: April 4, 2025	Dated: April 4, 2025